Exhibit 10.17

Employment Agreement

This Employment Agreement (this “Agreement”) is entered into effective as of this 28th day of June, 2012, by and among Bruce W. Elder (the “Executive”), First South Bancorp Inc. (the “Corporation”), and First South Bank, a North Carolina-chartered bank and wholly owned subsidiary of the Corporation (the “Bank”). The Corporation and the Bank are hereinafter sometimes referred to together or individually as the “Employer.”

Whereas, the Executive possesses unique skills, knowledge, and experience relating to the Employer’s business, and the Executive is expected to make major contributions to the profitability, growth, and financial strength of the Employer and its affiliates; and

Whereas, the Employer and the Executive desire to enter into this Agreement to establish the scope, terms, and conditions of the Executive’s employment by the Employer; and

Whereas, desiring to assure itself of the continuity of management, to establish minimum severance benefits if a Change in Control occurs, to provide additional inducement for the Executive to remain in the employ of the Employer, and to ensure that the Executive is not practically disabled from discharging his duties if a proposed or actual transaction involving a Change in Control arises.

Now Therefore, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Article 1

Employment

1.1 Employment. The Employer hereby employs the Executive to serve according to the terms and conditions of this Agreement and for the period stated in section 1.3. The Executive hereby accepts employment according to the terms and conditions of this Agreement and for the period stated in section 1.3.

1.2 Duties. The Executive shall serve under the direction of the board of directors of the Corporation and the Bank and in accordance with the Employer’s articles of incorporation and bylaws, as each may be amended or restated from time to time. The Executive shall serve the Employer faithfully, diligently, competently, and to the best of the Executive’s ability. The Executive shall exclusively devote his full time, energy, and attention to the business of the Employer and to the promotion of the Employer’s interests throughout the term of this Agreement, except during periods of illness or periods of vacation and leaves of absence consistent with Employer policy. Without the written consent of the Corporation and the Bank, the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which such compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this section 1.2 shall prevent the Executive from managing personal investments and affairs, provided that doing so does not interfere with the proper performance of the Executive’s duties and responsibilities.

1.3 Term of Employment. The initial term of this Agreement shall be for a period of three years, which initial term shall be deemed to have commenced on March 19, 2012 (the “Commencement Date”). On the first anniversary of the Commencement Date and on each anniversary thereafter, the term of this Agreement shall be extended automatically for one additional year unless the Employer’s board of directors determines that the term shall not be extended. If the board of directors determines not to extend the term, it shall notify the Executive in writing within 60 calendar days of the anniversary date. If the board decides not to extend the term of this Agreement, this Agreement shall nevertheless remain in force until its term expires. The board’s decision not to extend the term of this Agreement shall not – by itself – give the Executive any rights under this Employment Agreement to claim an adverse change in his position, compensation, or circumstances or otherwise to claim entitlement to severance benefits under Articles 4 or 5 of this Agreement. References herein to the term of this Agreement shall refer to the initial term, as the same may be extended. Unless sooner terminated, the Executive’s employment shall terminate when he reaches age 65.

Article 2

Compensation and Other Benefits

2.1 Base Salary. In consideration of the Executive’s performance of the obligations under this Employment Agreement, the Employer shall pay or cause to be paid to the Executive an annual salary of $255,000, payable in cash not less frequently than monthly. The Executive’s salary shall be reviewed annually by the compensation committee of the Employer’s board of directors or by such other board committee as has jurisdiction over executive compensation. The Executive’s salary shall be increased no more frequently than annually to account for cost of living increases. The Executive’s salary also may be increased beyond the amount necessary to account for cost of living increases at the discretion of the committee having jurisdiction over executive compensation. However, the Executive’s salary shall not be reduced. The Executive’s salary, as the same may be increased from time to time, is referred to in this Agreement as the “Base Salary.”

2.2 Benefit Plans and Perquisites. The Executive shall be entitled throughout the term of this Agreement to participate in any and all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time, including without limitation plans providing pension, medical, dental, disability, and group life benefits, including the Bank’s 401(k) Plan, and to receive any and all other fringe benefits provided from time to time, provided that the Executive satisfies the eligibility requirements for the plans or benefits. Without limiting the generality of the foregoing –

(a) Participation in stock plans. The Executive shall be eligible to participate in the Employer’s stock option plans and other stock-based compensation, incentive, bonus, or purchase plans existing on the date of this Agreement or adopted during the term of this Agreement.

(b) Reimbursement of business expenses. The Executive shall be entitled to reimbursement for all reasonable business expenses incurred performing the obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Employer and reasonable expenses for attendance at annual and other periodic meetings of trade associations.

2.3 Vacation. The Executive shall be entitled to paid annual vacation and sick leave in accordance with the policies established from time to time by the Employer. The Executive shall not be entitled to any additional compensation for failure to use allotted vacation or sick leave, nor shall the Executive be entitled to accumulate unused sick leave from one year to the next unless authorized to do so by the Employer’s board of directors or by the Employer’s vacation and sick leave policy(ies). Unless authorized by the Employer’s board of directors or by the Employer’s vacation policy, vacation days not used in a given year may not be carried over from one calendar year to the next.

2.4 Indemnification and Insurance. (a) Indemnification. The Employer shall indemnify the Executive or cause the Executive to be indemnified for activities as an officer, employee, or agent of the Employer or as a person who is serving or has served at the Employer’s request (a “representative”) as a director, officer, employee, agent, or trustee of an affiliated corporation, joint venture, trust or other enterprise, domestic or foreign, in which the Employer has a direct or indirect ownership interest against expenses (including without limitation attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred (“Expenses”) in connection with any claim against the Executive that is the subject of any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, investigative, or otherwise and whether formal or informal (a “Proceeding”), to which the Executive was, is, or is threatened to be made a party by reason of the Executive being or having been such a director, officer, employee, agent, or representative.

The indemnification provided herein shall not be exclusive of any other indemnification or right to which the Executive may be entitled and shall continue after the Executive has ceased to occupy a position as an officer, director, employee, agent or representative with respect to Proceedings relating to or arising out of the Executive’s acts or omissions during the Executive’s service in such position. The benefits provided to the Executive under this Agreement for the Executive’s service as a representative shall be payable if and only if and only to the extent that reimbursement to the Executive by the affiliated entity with which the Executive has served as a representative, whether pursuant to agreement, applicable law, articles of incorporation or association, bylaws or regulations of the entity, or insurance maintained by the affiliated entity, is insufficient to compensate the Executive for Expenses actually incurred and otherwise payable by the Employer under this Agreement. Any payments in fact made to or on behalf of the Executive directly or indirectly by the affiliated entity with which the Executive served as a representative shall reduce the obligation of the Employer hereunder.

(b) Exclusions. Despite any contrary provision within this Agreement, however, nothing in this Agreement requires indemnification, reimbursement, or payment by the Corporation or the Bank, and the Executive shall not be entitled to demand indemnification, reimbursement or payment hereunder –

1) if and to the extent indemnification, reimbursement, or payment constitutes a “prohibited indemnification payment” within the meaning of Federal Deposit Insurance Corporation Rule 359.1(l)(1) [12 CFR 359.1(l)(1)], as amended, or

2) for any claim or any part thereof as to which the Executive shall have been determined by a court of competent jurisdiction, from which no appeal is or can be taken, to have acted with deliberate intent to cause injury to the Employer or with reckless disregard for the best interests of the Employer, or

3) for any claim or any part thereof arising under section 16(b) of the Securities Exchange Act of 1934, as amended, as a result of which the Executive is required to pay any penalty, fine, settlement, or judgment, or

4) for any obligation of the Executive based upon or attributable to the Executive gaining in fact any personal gain, profit, or advantage to which the Executive was not entitled, or

5) any proceeding initiated by the Executive without the consent or authorization of the Employer’s board of directors, but this exclusion shall not apply to claims brought by the Executive (1) to enforce the Executive’s rights under this Agreement, or (2) in any Proceeding initiated by another person or entity, regardless of whether the claims were brought by the Executive against a person or entity who was otherwise a party to the proceeding.

(c) Insurance. The Employer shall maintain or cause to be maintained liability insurance covering the Executive throughout the term of this Agreement.

Article 3

Termination of Employment

3.1 Termination Because of Death or Disability. (a) Death. The Executive’s employment shall terminate automatically on the date of the Executive’s death. If the Executive dies during the term of this Agreement, the Executive’s estate shall receive any sums due to the Executive as Base Salary and reimbursement of expenses through the end of the month in which death occurred, any bonus earned or accrued through the date of death, including any unvested amounts awarded for previous years, and for twelve months after the Executive’s death the Employer shall provide without cost to the Executive’s family continuing health care coverage under COBRA substantially identical to that provided for the Executive before death.

 (b) Disability. By delivery of written notice 30 days in advance to the Executive, the Employer may terminate the Executive’s employment if the Executive is disabled. For purposes of this Agreement the Executive shall be considered “disabled” if an independent physician selected by the Employer and reasonably acceptable to the Executive or the Executive’s legal representative determines that, because of illness or accident, the Executive is unable to perform the Executive’s duties and will be unable to perform those duties for 90 consecutive days. The Executive shall not be considered disabled, however, if the Executive returns to work on a full-time basis within 30 days after the Employer gives notice of termination due to disability. If the Executive is terminated by either of the Corporation or the Bank because of disability, the Executive’s employment with the other shall also terminate at the same time. During the period of incapacity leading up to the termination of the Executive’s employment under this provision, the Employer shall continue to pay the full Base Salary at the rate then in effect and all perquisites and other benefits (other than bonus) until the Executive becomes eligible for benefits under any disability plan or insurance program maintained by the Employer, provided that the amount of the Employer’s payments to the Executive under this section 3.1(b) shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any disability benefit or pension plan covering the Executive. Furthermore, the Executive shall receive any bonus earned or accrued through the date of incapacity, including any unvested amounts awarded for previous years.

3.2 Involuntary Termination with Cause. The Employer may terminate the Executive’s employment with Cause. If the Executive’s employment terminates with Cause, the Executive shall receive the Base Salary through the date on which termination becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective. If the Executive is terminated with Cause by either of the Corporation or the Bank, the Executive shall be deemed also to have been terminated with Cause by the other. The Executive shall not be deemed to have been terminated with Cause under this Agreement unless and until there is delivered to the Executive a copy of a resolution duly adopted at a meeting of the board of directors called and held for such purpose, which resolution shall (1) contain findings that, in the good faith opinion of the board, the Executive has committed an act constituting Cause, and (2) specify the particulars thereof. The resolution of the board of directors shall be deemed to have been duly adopted if and only if it is adopted by the affirmative vote of at least a majority of the directors of the Corporation then in office or a majority of the directors of the Bank then in office, in either case excluding the Executive, at a meeting duly called and held for that purpose. Notice of the meeting and the proposed termination with Cause shall be given to the Executive a reasonable time before the board’s meeting. The Executive and the Executive’s counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the board at the meeting. Nothing in this Agreement limits the Executive’s or beneficiaries’ right to contest the validity or propriety of the board’s determination of Cause. For purposes of this Agreement “Cause” means any of the following –

(a) an intentional act of fraud, embezzlement, or theft by the Executive in the course of employment. For purposes of this Agreement no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Employer, or

(b) intentional violation of any law or significant policy of the Employer that, in the Employer’s sole judgment, has an adverse effect on the Employer, or

(c) the Executive’s gross negligence or gross neglect of duties in the performance of duties, or

(d) intentional wrongful damage by the Executive to the business or property of the Employer, including without limitation the Employer’s reputation, which in the Employer’s sole judgment causes material harm to the Employer, or

(e) a breach by the Executive of fiduciary duties or misconduct involving dishonesty, in either case whether in the Executive’s capacity as an officer or as a director, or

(f) a breach by the Executive of this Agreement that, in the Employer’s sole judgment, is a material breach, which breach is not corrected by the Executive within ten days after receiving written notice of the breach, or

(g) removal of the Executive from office or permanent prohibition of the Executive from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), as amended, or

(h) conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more.

3.3 Voluntary Termination by the Executive Without Good Reason. If the Executive terminates employment without Good Reason, the Executive shall receive the Base Salary and expense reimbursement to which the Executive is entitled through the date on which termination becomes effective.

3.4 Involuntary Termination Without Cause and Voluntary Termination with Good Reason. With written notice to the Executive 90 days in advance, the Employer may terminate the Executive’s employment without Cause. Termination shall take effect at the end of the 90-day period. With advance written notice to the Employer as provided in paragraph (b), the Executive may terminate employment with Good Reason. If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement. For purposes of this Agreement a voluntary termination by the Executive will be considered a voluntary termination with Good Reason if any of the conditions stated in paragraph (a) of this Section 3.4 occur and if Executive gives written notice as required in paragraph (b) of this Section 3.4 –

(a) A voluntary termination by the Executive will be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s advance written consent –

1) a material diminution of the Executive’s Base Salary,

2) a material diminution of the Executive’s authority, duties, or responsibilities,

3) a material change in the geographic location at which the Executive must perform services for the Employer, or

4) any other action or inaction that constitutes a material breach by the Employer of this Agreement.

(b) The Executive must give written notice to the Employer of the existence of one or more of the conditions described in paragraph (a) within 90 days after the initial existence of the condition, and the Employer shall have 30 days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in paragraph (a) must occur within 6 months after the initial existence of the condition.

Article 4

Severance Compensation

4.1 Compensation after Termination Without Cause or Termination with Good Reason.

(a) Subject to the possibility that cash severance after employment termination might be delayed under section 4.1(c), if the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, in either case before the first anniversary of the Commencement Date of this Agreement, then within 30 days after employment termination the Employer shall pay to the Executive in a single lump sum an amount equal to $255,000, subject to all applicable withholdings.

(b) Subject to the possibility that cash severance after employment termination might be delayed under section 4.1(c), if the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, in either case on or after the first anniversary of the Commencement Date of this Agreement, within 30 days after employment termination the Employer shall pay to the Executive in a single lump sum an amount equal to the Base Salary that would have been payable to Executive over the then remaining term of this Agreement, subject to all applicable withholdings.

(c) If when employment termination occurs the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, and if the payment under section 4.1(a) or 4.1(b) would be considered deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available, the Executive’s payment under section 4.1(a) or 4.1(b) for the first six months after employment termination shall be paid to the Executive in a single lump sum on the first day of the seventh month after the month in which the Executive’s employment terminates. References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

4.2 Post-Termination Insurance Coverage.

(a) Subject to section 4.2(c), if the Executive’s employment terminates involuntarily but without Cause or because Executive becomes disabled or if the Executive voluntarily terminates employment with Good Reason, in any case before the first anniversary of the Commencement Date of this Agreement, then the Employer shall continue or cause to be continued at the Employer’s expense life and medical insurance benefits in effect during and in accordance with the same scheduling prevailing during the first year of the initial term of this Agreement. The benefits provided under this section 4.2(a) shall continue for a period of one year following the effective termination date of Executive’s employment.

(b) Subject to section 4.2(c), if the Executive’s employment terminates involuntarily but without Cause or because Executive becomes disabled or if the Executive voluntarily terminates employment with Good Reason, in any case on or after the first anniversary of the Commencement Date of this Agreement, then the Employer shall continue or cause to be continued at the Employer’s expense life and medical insurance benefits in effect during and in accordance with the same scheduling prevailing during the year preceding the date of the Executive’s termination. The benefits provided under this section 4.2(b) shall continue until the first to occur of (1) the Executive’s return to employment with the Employer or another employer, (2) the Executive’s attainment of age 65, (3) the Executive’s death, or (4) the end of the term remaining under this Agreement at the time of the Executive’s termination.

(c) If (1) under the terms of the applicable policy or policies for the insurance benefits specified in section 4.2(a) or 4.2(b) it is not possible to continue the Executive’s coverage, or (2) when employment termination occurs the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, if any of the continued insurance coverage benefits specified in section 4.2(a) would be considered deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available for that particular insurance benefit, instead of continued insurance coverage under section 4.2(a) or 4.2(b) the Employer shall pay to the Executive in a single lump sum an amount in cash equal to the present value of the Employer’s projected cost to maintain that particular insurance benefit had the Executive’s employment not terminated, assuming, in the case of section 4.2(a), continued coverage for a period of one year following termination and assuming, in the case of section 4.2(b), continued coverage for the lesser of the number of months remaining under the term of this Agreement upon employment termination or the number of months until the Executive attains age 65. The lump-sum payment shall be made 30 days after employment termination or, if clause (2) of this section 4.1(c) applies and a six-month payment delay is required by Internal Revenue Code section 409A, on the first day of the seventh month after the month in which the Executive’s employment terminates.

4.3 Benefits under Sections 4.1 and 4.2 Are Conditional upon Compliance with Article 6 of this Agreement. The Executive shall not be entitled to any benefits under sections 4.1 or 4.2 of this Agreement unless the Executive complies with the terms of Article 6 of this Agreement regarding noncompetition with the Employer.

Article 5

Change in Control Benefits

5.1 Change in Control Termination Benefits.

(a) If a Change in Control occurs before the second anniversary of the Commencement Date of this Agreement and the Executive’s employment is terminated without Cause in connection therewith, the Employer shall make or cause to be made a lump sum payment to the Executive in an amount in cash equal to two hundred percent (200%) of the Executive’s “base amount” as defined in section 280G(b)(3)(A) of the Internal Revenue Code of 1986, as amended, subject to all applicable withholdings. The payment required under this section 5.1(a) is payable within 15 business days after termination of the Executive’s employment. If the Executive receives payment under this section 5.1(a) the Executive shall not be entitled to payment under section 4.1 of this Agreement.

(b) If a Change in Control occurs at any time on or after the second anniversary of the Commencement Date of this agreement and Executive’s employment is terminated without Cause in connection therewith, the Employer shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to two hundred ninety-nine percent (299%) of the Executive’s “base amount” as defined in section 280G(b)(3)(A) of the Internal Revenue Code of 1986, as amended, subject to all applicable withholdings. The payment required under this paragraph (a) is payable within 15 business days after termination of Executive’s employment. If the Executive receives payment under this section 5.1 the Executive shall not be entitled to payment under section 4.1 of this Agreement.

5.2 Definition of Change in Control. For purposes of this Agreement “Change in Control” means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

(a) Change in ownership: a change in ownership of the Corporation occurs on the date any one person or group accumulates ownership of Corporation stock constituting more than 50% of the total fair market value or total voting power of Corporation stock,

(b) Change in effective control: (1) any one person or more than one person acting as a group acquires within a 12-month period ownership of Corporation stock possessing 30% or more of the total voting power of Corporation stock, or (2) a majority of the Corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Corporation’s board of directors, or

(c) Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Corporation’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Corporation assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Corporation’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Corporation’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

Article 6

Noncompetition

The Executive hereby acknowledges and agrees that in order to protect the Employer’s interest in and to assure it the benefit of its business, it is reasonable and necessary to place certain restrictions on the Executive’s ability to compete against the Corporation and the Bank. For that purpose, and in consideration of the Employer’s agreements contained herein, the Executive covenants and agrees as provided below.

6.1 Covenant Not to Compete. The Executive will not “Compete” (as defined below), directly or indirectly, with the Employer within Beaufort County or within a twenty-five (25) mile radius of any full-service office of the Bank (the “Relevant Market”) as follows:

(a) if the Employer terminates the Executive’s employment without Cause or if the Executive terminates employment with Good Reason, in either case under section 3.4 of this Agreement, the Executive shall not “Compete” with the Employer within the Relevant Market for a period of 6 months from the date of termination of this Agreement.

(b) if the Executive terminates employment without Good Reason under section 3.3 of this Agreement, the Executive shall not “Compete” with the Employer within the Relevant Market for a period of 12 months from the date of termination of this Agreement.

(c) Notwithstanding any other provision contained herein, the Executive’s covenant not to Compete as set forth in this section 6.1 shall be null and void upon a “Change in Control” (as defined in section 5.2 hereof) that occurs while the Executive is employed by the Employer.

6.2 Definitions. For the purposes of this Article 6, the following terms shall have the meanings set forth below:

(a) Compete. The term “Compete” means: (i) soliciting or securing deposits from any Person residing in the Relevant Market for any Financial Institution; (ii) soliciting any Person residing in the Relevant Market to become a borrower from any Financial Institution, with which such Person has no prior relationship, or assisting (other than through the performance of ministerial or clerical duties) any Financial Institution with which such Person has no prior relationship in making loans to any such Person; (iii) inducing or attempting to induce any Person who was a Customer of the Bank on the date of termination of the Executive’s employment with the Employer, to change such Customer’s depository, loan and/or other banking relationship from the Bank to another Financial Institution with which Customer has no prior relationship; (iv) acting as a consultant, officer, director, independent contractor, incorporator, organizer or employee of any Financial Institution, or proposed Financial Institution in organization, that has its main or principal office in the Relevant Market, or, in acting in any such capacity with any other Financial Institution, to maintain an office or be employed at or assigned to or to have any direct involvement in the management, business or operation of any office of such Financial Institution located in the Relevant Market; or (v) communicating to any Financial Institution the names or addresses or any financial information concerning any Person who was a Customer of the Bank at the date of the Executive’s termination of this Agreement.

(b) Customer. The term “Customer” means any Person with whom, as of the effective date of termination of this Agreement or during the Executive’s employment with the Employer, the Bank has or has had a depository, loan and/or other banking relationship.

(c) Financial Institution. The term “Financial Institution” means any federal or state chartered bank, savings bank, savings and loan association or credit union, any subsidiary thereof, or any holding company for or corporation that owns or controls any such entity, or any other Person engaged in the business of making loans of any type or receiving deposits, other than the Bank or its affiliates.

(d) Person. The term “Person” means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability company, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association or other entity.

6.3 Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Employer if the Executive fails to observe the obligations imposed by this Article 6. Accordingly, if the Employer institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employer, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

6.4 Survival of Covenants. The Executive’s covenants and agreements and the rights and remedies of the Employer provided for in this Article 6 shall survive any termination of this Agreement or the Executive’s employment with the Employer.

Article 7

Confidentiality and Creative Work

7.1 Non-disclosure. The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Employer or its business, or anything connected therewith. As used in this Article 7, the term “confidential information” means all of the Employer’s and affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to –

(a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

(c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

(d) trade secrets, as defined from time to time by the laws of the State of North Carolina.

Despite the foregoing, confidential information excludes information that – as of the date hereof or at any time after the date hereof – is published or disseminated without obligation of confidence or that becomes a part of the public domain (1) by or through action of the Employer, or (2) otherwise than by or at the direction of the Executive. This section 7.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

7.2 Return of Materials. The Executive agrees to deliver or return to the Employer upon termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Employer or prepared by the Executive in connection with the Executive’s services hereunder. The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

7.3 Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Employer if the Executive fails to observe the obligations imposed by this Article 7. Accordingly, if the Employer institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employer, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

7.4 Affiliates’ Confidential Information is Covered; Confidentiality Obligation Survives Termination. For purposes of this Agreement the term “affiliate” of the Employer includes the Corporation, the Bank, and any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Corporation or the Bank. The rights and obligations set forth in this Article 7 shall survive termination of this Agreement.

7.5 Creative Work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Employer. The Executive hereby assigns to the Employer all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

Article 8

Miscellaneous

8.1 Successors and Assigns. (a) This Agreement is binding on successors. This Agreement shall be binding upon the Employer and any successor to the Employer, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Employer by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and the Employer’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Employer. By agreement in form and substance satisfactory to the Executive, the Employer shall require any successor to all or substantially all of the business or assets of the Employer expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Employer would be required to perform had no succession occurred.

(b) This Agreement is enforceable by the Executive’s heirs. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c) This Agreement is personal in nature and is not assignable. This Agreement is personal in nature. Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement, except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this section 8.1, the Employer shall have no liability to pay any amount to the assignee or transferee.

8.2 Governing Law, Jurisdiction and Forum. This Agreement shall be construed under and governed by the internal laws of the State of North Carolina, without giving effect to any conflict of laws provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in the State of North Carolina. Any actions or proceedings instituted under this Agreement shall be brought and tried solely in courts located in Beaufort County, North Carolina or in the federal court having jurisdiction in Washington, North Carolina. The Executive expressly waives the right to have any such actions or proceedings brought or tried elsewhere.

8.3 Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive, and any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void by the parties.

8.4 Notices. Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to:

Chairman of the Board

First South Bank

1311 Carolina Avenue

Washington, NC 27889

8.5 Severability. In the case of conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

8.6 Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions in no way define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.7 No Duty to Mitigate. The Employer hereby acknowledges that it will be difficult and could be impossible (1) for the Executive to find reasonably comparable employment after employment termination, and (2) to measure the amount of damages the Executive may suffer as a result of termination. Additionally, the Employer acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. The Employer further acknowledges that the payment of severance benefits under this Agreement is reasonable and shall be liquidated damages. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. Moreover, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after employment termination.

8.8 Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision, nor affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

8.9 Payment of Legal Fees. The Employer is aware that after a Change in Control management could cause or attempt to cause the Employer to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Employer to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. The Employer desires that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Employer desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (1) the Employer has failed to comply with any of its obligations under this Agreement, or (2) the Employer or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Employer irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Employer’s expense as provided in this section 8.9, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Employer or any director, officer, stockholder, or other person affiliated with the Employer, in any jurisdiction. Despite any existing or previous attorney-client relationship between the Employer and any counsel chosen by the Executive under this section 8.9, the Employer irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Employer and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Employer on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, up to a maximum aggregate amount of $25,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Employer’s obligation to pay the Executive’s legal fees provided by this section 8.9 operates separately from and in addition to any legal fee reimbursement obligation the Employer may have with the Executive under any separate severance or other agreement. Despite anything in this Agreement to the contrary however, the Employer shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3], as each may be amended from time to time.

8.10 Consultation with Counsel and Interpretation of this Agreement. The Executive acknowledges and agrees that the Executive has had the assistance of counsel of the Executive’s choosing in the negotiation of this Agreement, or has chosen not to have the assistance of counsel. Both parties hereto having participated in the negotiation and drafting of this Agreement, they hereby agree that there shall not be strict interpretation against either party in connection with any review of this Agreement in which interpretation thereof is an issue.

8.11 Compliance with Internal Revenue Code Section 409A. The Employer and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Agreement, including Articles 4 or 5, will result in additional tax or interest to the Executive because of section 409A, then despite any contrary provision of this Agreement the Executive shall not be entitled to the payments until the earliest of (1) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (2) the date of the Executive’s death, or (3) any earlier date that does not result in additional tax or interest to the Executive under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this Agreement does not satisfy the requirements of section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Employer shall reform the provision. However, the Employer shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Employer shall not be required to incur any additional compensation expense as a result of the reformed provision.

8.12 Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Employer (or its successors in interest) shall not be required to make any payment or take any action under this Agreement if (a) the Employer is declared by any governmental agency or authority having jurisdiction over the Corporation or the Bank or any of their affiliates or subsidiaries (a “Regulatory Authority,” including without limitation the Federal Deposit Insurance Corporation, the North Carolina Commissioner of Banks, the Board of Governors of the Federal Reserve System, or any other banking regulator having legal jurisdiction over the Corporation or the Bank) to be insolvent, in default, or operating in an unsafe or unsound manner, or if (b) in the opinion of counsel to the Employer such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Employer, including without limitation the Federal Deposit Insurance Act, the Bank Holding Company Act of 1956, and Chapter 53 of the North Carolina General Statutes, as now in effect or hereafter amended or superseded, (ii) would be prohibited by or would violate any applicable rules, regulations, orders, or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

[Signatures on following page]

In Witness Whereof, the parties have executed this Amended Employment Agreement as of the date first written above.

First South Bancorp, Inc.		First South Bank

By:	/s/ Thomas A. Vann	By:	/s/ Thomas A. Vann
	Thomas A. Vann President and CEO		Thomas A. Vann President and CEO

Executive

/s/ Bruce W. Elder
Bruce W. Elder